Exhibit 10.1

S&W Confidential Draft
March 10, 2015

ORBIT ENERGY RHODE ISLAND, LLC
MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

ORBIT ENERGY, INC.,

ORBIT ENERGY RHODE ISLAND, LLC,

BLUE SPHERE CORPORATION,

and

RHODE ISLAND ENERGY PARTNERS, LLC

dated as of

April 8, 2015

i

ii

orbit energy RHODE ISLAND, llc membership
Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 8, 2015 (the “Effective Date”) is entered into by and between Orbit Energy, Inc., a North Carolina corporation (“Seller”), Rhode Island Energy Partners, LLC, a Delaware limited liability company (“Buyer”), Orbit Energy Rhode Island, LLC, a Rhode Island limited liability company (“Project LLC”), and Blue Sphere Corporation, a Nevada corporation (“Blue Sphere”).

WITNESSETH:

WHEREAS, Project LLC holds certain development and other rights necessary and appropriate to develop, construct and operate a high solids anaerobic digestion and energy generation facility for the production of biogas and electricity in Johnston, Rhode Island (the “Project”);

WHEREAS, Seller and Blue Sphere are parties to that certain Amended and Restated Orbit Energy Rhode Island, LLC Purchase Agreement (including Exhibit A thereto), made and entered into as of January 7, 2015 (the “Prior Purchase Agreement”), a copy of which agreement is attached hereto as Exhibit A, pursuant to which Blue Sphere purchased 100% of the limited liability company interests of Project LLC, along with certain contractual, governmental and permitting rights relating to the Project (collectively, in addition to the 100% limited liability company interests of Project LLC, the “Interests”) from Seller and became the sole member of Project LLC. For the avoidance of doubt, the term “Interests” as used throughout this Agreement includes, without limitation, any and all Rights (as hereinafter defined) acquired by Project LLC (or by Blue Sphere on behalf of Project LLC) during Blue Sphere’s period of ownership;

WHEREAS, under the Prior Purchase Agreement, (i) Blue Sphere acknowledges and agrees that it has an obligation to make certain payments to Seller, including, without limitation, pursuant to Section 2, Section 3 and Section 4 of the Prior Purchase Agreement, including the Seller Participation Fee, the Development Fee and the Management Fee (each as defined in the Prior Purchase Agreement) and the extension fee as described in Section 3 of the Prior Purchase Agreement (the “Extension Fee” and, together with the Seller Participation Fee, the Development Fee and the Management Fee, the “Fees”), and to perform certain other obligations under the Prior Purchase Agreement (collectively, all of Blue Sphere’s obligations to perform under the Prior Purchase Agreement as set forth therein and herein are referred to herein as the “Blue Sphere Obligations”), and (ii) Seller has granted certain technology rights to Blue Sphere and/or Project LLC for use in the Project;

WHEREAS, Blue Sphere, during the period in which it is, and has been, the sole member of Project LLC, on behalf of Project LLC, will procure and coordinate, or has procured and coordinated, certain contractual and governmental and permitting rights necessary for the development and construction of the Project (collectively, the “Rights”);

WHEREAS, pursuant to Section 3.1 of the Prior Purchase Agreement, if payment in full of the Development Fee were not made by Blue Sphere on or prior to January 22, 2015, as extended to February 28, 2015 (as extended, the “Reversion Date”), the Interests automatically revert to Seller without further action;

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WHEREAS, Blue Sphere and Buyer desire that, conditioned upon the occurrence of the Closing, (i) such automatic reversion on the Reversion Date be deemed not to have occurred, and has not occurred, and be deemed, and is, null and void, (ii) that Blue Sphere be deemed to have been, and has been, the sole legal and beneficial owner of the Interests from the Reversion Date until and following the Effective Date, (iii) the Reversion Date be further extended until the date of the Closing (as defined herein) in accordance with the terms of this Agreement, and (iv) effective immediately prior to the Closing (as defined herein), with the consent of Blue Sphere, Seller and Buyer, such automatic reversion shall be deemed to have occurred and Seller shall be the sole legal and beneficial owner of the Interests;

WHEREAS, Blue Sphere, Seller and Buyer desire to enter into the following transactions: (i) Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interests for the consideration and on the terms and conditions described herein, and Buyer shall become the sole member of Project LLC; (ii) Blue Sphere, York and Buyer shall enter into a certain Development and Indemnification Agreement (the “Development Agreement”) pursuant to which Blue Sphere shall make certain representations and warranties regarding Project LLC, its assets and liabilities and the Project and undertake certain covenants and indemnification obligations to Buyer relating thereto, and contribute to Project LLC any assets relating to the Project owned by Blue Sphere in exchange for consideration stated therein; (iii) York Renewable Energy Partners, LLC (“York”), Buyer and Blue Sphere shall enter into an amended and restated limited liability company agreement of Buyer pursuant to which York shall make certain capital contributions to Buyer as a member of Buyer holding Series A units of Buyer, and Blue Sphere shall become a member of Buyer holding Series B units of Buyer; and (iv) Seller shall release Buyer, York and Project LLC and their respective assets, including the Project, from any liability for any of the Blue Sphere Obligations under the Prior Purchase Agreement, including without limitation, the Fees (the “Release”), and shall grant to Project LLC a perpetual, royalty-free, nonexclusive license to use certain technology in the Project on the terms and conditions set forth herein (the “License”);

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell all of the Interests to Buyer, and Buyer wishes to purchase all of the Interests from Seller; and

WHEREAS, Blue Sphere, Seller and Buyer desire to confirm certain of their respective rights and obligations under the Prior Purchase Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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Article I
Purchase and Sale

Section 1.01         Purchase and Sale.

Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Interests free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), and Seller shall assign all economic and ownership interest in the Interests to Buyer, for the consideration specified in Section 1.02, and effective with the Closing, Seller shall cease to be a member of Project LLC, consents to the admission of Buyer as the sole member of Project LLC, and Buyer shall be admitted as the sole member of Project LLC.

Section 1.02         Purchase Price.

Buyer shall pay to Seller $[386,432]1 as the purchase price for the Interests (such amount referred to herein as the “Closing Purchase Price”). Buyer shall pay the Closing Purchase Price to Seller at the Closing in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer.

Section 1.03         Closing.

Unless this Agreement has been terminated in accordance with its terms, the closing of the purchase and sale of the Interests and the consummation of the transactions contemplated hereby (the “Closing”) shall take place on the fifth (5th) business day following the date on which all of the conditions of closing set forth in Article VII have been satisfied (the “Closing Conditions”) or, to the extent applicable, waived in writing by the appropriate party, at 10:00 a.m., Boston, Massachusetts time, at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, or at such other time or on such other date or at such other place as the parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing may occur by electronic exchange of documents (including PDF signatures) and wire transfer of funds.

Article II
Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the Effective Date. For purposes of this Article II, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of any director or officer of Seller, after due inquiry.

Section 2.01         Organization and Authority of Seller; Enforceability.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has the corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

1 Note to draft: to be confirmed.

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Section 2.02         No Conflicts; Consents.

The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Seller; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller; (iii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party; (iv) result in any violation, conflict with or constitute a default under Project LLC’s Articles of Organization; or (v) result in the creation or imposition of any Encumbrance on the Interests.

Section 2.03         Legal Proceedings.

There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (i) relating to or affecting the Interests; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.04         Ownership of Interests; Limited Liability Company Agreement.

(a)          Seller organized and was the sole member of Project LLC from March 15, 2011, the date of its formation as a limited liability company under the laws of the State of Rhode Island, through January 7, 2015, the effective date of the Prior Purchase Agreement.

(b)          From the date of formation of Project LLC through January 7, 2015 there was no limited liability company agreement for Project LLC.

(c)          Pursuant to the Prior Purchase Agreement, Seller transferred and assigned 100% of the limited liability company interests of Project LLC, including all the economic and ownership rights in Project LLC owned by Seller, to Blue Sphere, and consented to the admission of Blue Sphere as the sole member of Project LLC, and Blue Sphere was admitted as the sole member, of Project LLC, effective January 7, 2015.

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(d)          Pursuant to Section 3.1 of the Prior Purchase Agreement, 100% of the limited liability company interests of Project LLC, including all the economic and ownership rights in Project LLC owned by Blue Sphere, were to automatically revert to Seller on February 28, 2015; however, (i) such automatic reversion on February 28, 2015 has been deemed by Seller and Blue Sphere not to have occurred, and did not occur, and has been deemed by Seller and Blue Sphere, and is, null and void, (ii) Blue Sphere is deemed to have been, and has been, the sole legal and beneficial owner of 100% of the limited liability company interests of Project LLC from January 7, 2015 until and following the Effective Date, (iii) the Reversion Date has been, and is, extended until the date of the Closing in accordance with the terms of this Agreement, and (iv) effective immediately prior to the Closing, with the consent of Blue Sphere, Seller and Buyer, the Automatic Reversion shall be deemed to have occurred and Seller shall be the sole legal and beneficial owner of 100% of the limited liability company interests of Project LLC.

(e)          Effective immediately prior to the Closing, pursuant to Section 3.1 of the Prior Purchase Agreement and the terms of this Agreement, Blue Sphere shall assign the ownership of the Interests to Seller, and the Interests shall revert to Seller, and Seller shall become and shall be the sole legal, beneficial, record and equitable owner of the Interests, free and clear of all Encumbrances whatsoever and shall be admitted as and shall be the sole member of Project LLC.

(f)          The Interests were issued in compliance with applicable laws. The Interests were not issued in violation of the organizational documents of Project LLC or any other agreement, arrangement or commitment to which Seller or Project LLC was a party during the periods when the Interests were owned by Seller and, to the knowledge of Seller, are not subject to and were not issued or otherwise transferred in violation of any preemptive or similar rights of any person or entity.

(g)          To the knowledge of Seller, the Interests are not subject to any restriction with respect to their transferability (other than restrictions on transfer under applicable federal and state securities laws); there are no outstanding or authorized options, warrants, subscriptions, calls, puts, conversion or other rights, contracts, agreements, commitments or understandings of any kind respecting the Interests or obligating Seller to sell, purchase or return any of the Interests and there are no other securities convertible into, exchangeable for or evidencing the right to subscribe for any of the Interests.

Section 2.05         Brokers.

Except for Seller’s agreement with Excelsior Capital, which shall be the sole obligation of Seller no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.06         Non-foreign Status.

Seller is not a foreign person as such term is used in Treasury Regulation Section 1.1445-2.

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Article III
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article III are true and correct as of the Effective Date. For purposes of this Article III, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of any director or officer of Buyer, after due inquiry.

Section 3.01         Organization and Authority of Buyer; Enforceability.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 3.02         No Conflicts; Consents.

The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of formation or limited liability company agreement of Buyer; or (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03         Investment Purpose.

Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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Section 3.04         Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 3.05         Legal Proceedings.

There is no Action pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Article IV
Representations and Warranties of Blue Sphere

Blue Sphere represents and warrants to Seller and Buyer that the statements contained in this Article IV are true and correct as of the Effective Date.

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Section 4.01         Organization and Authority of Blue Sphere; Enforceability.

Blue Sphere is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Blue Sphere has the corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Blue Sphere, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Blue Sphere, enforceable against Blue Sphere in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.02         No Conflicts; Consents.

The execution, delivery and performance by Blue Sphere of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the articles of organization or bylaws of Blue Sphere; or (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Blue Sphere. No consent, approval, waiver or authorization is required to be obtained by Blue Sphere from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Blue Sphere of this Agreement and the consummation of the transactions contemplated hereby.

Article V

Pre-Closing Covenants

Section 5.01         General.

Each party will use its best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02         Prior Purchase Agreement.

Seller and Blue Sphere acknowledge that the terms, provisions and covenants of the Prior Purchase Agreement, including the extension to February 28, 2015 of the automatic reversion of Interests pursuant to Section 3.1 thereof (the “Automatic Reversion”), are, as of the Effective Date, in full force and effect. In furtherance of the transactions contemplated by this Agreement, Seller, Buyer and Blue Sphere agree that: (i) the Automatic Reversion on the Reversion Date be deemed not to have occurred, and did not occur, and be deemed, and is, null and void; (ii) Blue Sphere be deemed to have been, and has been, the sole legal and beneficial owner of the Interests from the Reversion Date until and following the Effective Date; (iii) the Automatic Reversion is hereby extended automatically, without any further action by Seller or Blue Sphere (including, for the avoidance of doubt, without the requirement of the payment of any fee), until the earlier of (1) immediately prior to the Closing; (2) the termination of this Agreement; or (3) March 27, 2015; (iv) Seller and Blue Sphere will not amend, revise, supplement or otherwise modify the terms of the Prior Purchase Agreement without Buyer’s prior written consent; and (v) Seller, Buyer and Blue Sphere will use reasonable best efforts to effect the Closing at the earliest practicable date prior to March 27, 2015, conditioned on agreement having been reached on all relevant matters and final transaction documents having been prepared and approved by the respective parties. Seller, Buyer and Blue Sphere acknowledge and agree that if the Closing does not occur on or before March 27, 2015, or this Agreement is otherwise terminated in accordance with its terms and conditions, the extension of the Automatic Reversion shall terminate, and the Interests shall automatically revert to Seller in accordance with the terms of the Prior Purchase Agreement.

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Section 5.03         Notices and Consents.

Seller and Blue Sphere will cause Project LLC to give any notices to third parties, and will cause Project LLC to use its best efforts to obtain any third party consents, that Buyer may request in connection with the matters pertaining to Project LLC. Each party will take any additional action (and Seller and Blue Sphere will cause Project LLC to take any additional action) that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

Section 5.04         Exclusivity.

For the term of this Agreement, Seller will not (except as specifically contemplated by this Agreement) (1) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination of or involving Project LLC, or (2) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer immediately if Seller receives any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Article VI
Post-Closing Covenants

Section 6.01         General.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to Project LLC.

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Section 6.02         Transition.

Neither Blue Sphere nor Seller will not take any action that primarily is designed or intended to have the effect of discouraging any third party, including any governmental, regulatory or administrative authority, agency or commission or business associate of Project LLC, from maintaining the same business relationships with Project LLC after the Closing as it maintained with Project LLC prior to the Closing.

Section 6.03         Confidentiality.

From and after the Closing, Seller shall, and shall cause its affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning Project LLC or Buyer, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its affiliates or their respective representatives; or (ii) is lawfully acquired by Seller, any of its affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. All public statements issued by Buyer, if any, shall identify the Seller as a co-developer of the Project.

Section 6.04         Public Announcements.

Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.05         Transfer Taxes.

Seller shall pay, and shall reimburse Buyer for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

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Section 6.06         Seller Release; Continuing Obligations of Blue Sphere.

Effective at the Closing, each of Seller and Blue Sphere and their respective (as applicable) past and present parent companies, subsidiaries, affiliates, divisions, predecessors, successors, assignees, agents, partners, members, representatives, officers, directors, managers, employees, consultants, licensees, sublicensees, shareholders, insurers, assigns, and their attorneys, and all persons acting by, through, under or in concert with them or any of them, other than Project LLC (all collectively referred to as the “Releasors”), (i) does hereby release and forever discharge Project LLC, Buyer, Entropy Investment Management, LLC, York and each of their (as applicable) past and present parent companies, subsidiaries, affiliates, divisions, predecessors, successors, assignees, agents, partners, members, representatives, officers, directors, managers, employees, consultants, licensees, sublicensees, shareholders, insurers, assigns, past and present, and their attorneys, and all persons acting by, through, under or in concert with them or any of them, other than any of the Releasees which are also Releasors (all collectively referred to as the “Releasees”), of and from any and all claims, causes of action, suits, debts, liens, contracts, judgments, agreements, promises, infringements, liabilities, claims, demands, damages, losses, costs, or expenses of any nature whatsoever, known or unknown, fixed or contingent, which the Releasors or any of them now has or may hereafter have against the Releasees, or any of them, including any of the respective assets of the Releasees, including without limitation the Project and the Interests, relating to or by reason of the Prior Purchase Agreement and the failure of Blue Sphere to perform any obligations under the Prior Purchase Agreement, or the failure of Project LLC or the Project to perform any of its obligations or obligations imputed to it under the Prior Purchase Agreement, including to pay any Fee, the obligation to enter into an operation agreement with Seller, or the failure to disclose or deliver financial information about the Project or Project LLC, and (ii) does hereby waive any rights to impose liens, remedies or liabilities on or against any of the Releasees or their assets due to or arising out of Blue Sphere’s failure to perform its obligations under the Prior Purchase Agreement. Blue Sphere hereby specifically acknowledges and agrees to its continuing responsibility to pay and perform the Blue Sphere Obligations under the Prior Purchase Agreement, which include, without limitation, the payment of the Management Fee and the Seller Participation Fee by Blue Sphere. The foregoing release shall not apply to the other obligations of the parties hereto set forth in this Agreement. The Blue Sphere Obligations shall be the sole responsibility and liability of Blue Sphere, and any failure by Blue Sphere to pay or perform all of the Blue Sphere Obligations hereunder shall have no effect on the right, title and interest in and to the Interests or the Rights acquired by Buyer hereunder.

Section 6.07         Technology License and Technology Incorporation.

Effective at the Closing, and without limiting the scope of the release set forth in Section 6.06 above, Seller hereby grants Project LLC an unconditional, perpetual, assignable, royalty-free nonexclusive license to use the Technology (as defined in the Prior Purchase Agreement) for HSAD Units (as defined in the Prior Purchase Agreement), and Project LLC (or its successor) and Buyer agrees to incorporate the Technology and HSAD Units as part of the Project, (as defined in the Prior Purchase Agreement) subject to the following terms and conditions:

(a)          At such time as the Technology has been fully demonstrated to meet all technical and operational parameters for use in the Project and all applicable thresholds, requirements and criteria set forth in the Prior Purchase Agreement (including as set forth in Exhibit A to the Prior Purchase Agreement and any other relevant exhibits and annexes), and subject to subsection (c) hereof, Project LLC shall incorporate the Technology and double the capacity of the HSAD Units at the Project from 37.5 tons per day to 75 tons per day.

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(b)          Blue Sphere acknowledges and agrees that it shall be responsible for all costs of evaluating and incorporating the Technology and the HSAD Units, both direct and indirect, including all payments to Seller and all increased costs, expenses and any damages incurred in connection with the design, installation, integration, operation and maintenance of the Technology incorporated into the Project, which, for the purposes of clarity, shall include the payment of the Management Fee to Seller.

(c)          Each of the following shall be conditions precedent to the requirement that Project LLC incorporate the Technology and the HSAD Units into the Project and to the continued operation of the Technology and HSAD Units as part of the Project: (1) Seller shall provide Project LLC a Performance Guarantee, in form and substance satisfactory to Project LLC, meeting the requirements for such Performance Guarantee under the terms set forth in Section 2.3 of the Prior Purchase Agreement; (2) the incorporation of the Technology shall have been determined by Project LLC to (i) be capable of feasible integration within the overall engineering design, construction and delivery agreement with Auspark LLC and any other project contractors (collectively, the “EPC Agreements”) and will not adversely impact the Project’s performance or void any warranties under the EPC Agreements; and (ii) not reasonably be expected to result in any material adverse impact on the Project or in Project LLC incurring any liabilities to any third party. Upon such time as the HSAD Units are incorporated into the Project, Blue Sphere, Project LLC and Buyer shall cooperate in good faith with Seller to enter into an operation agreement the terms of which shall govern the technical terms on which the HSAD Units will be incorporated into the Project, which shall include, inter alia, agreement as to feedstock for the HSAD Units, auxiliary resources to be devoted to the HSAD Units, and such other terms as the parties may agree to in good faith in order to permit Seller to perform its obligations hereunder.

(d)          For the avoidance of doubt, in no event shall any of the Releasees have any financial obligation to Seller in connection with the Technology, and the nonexclusive license granted by Seller hereunder shall be freely assignable to any third party in connection with a sale or transfer of any interest in the Project or Project LLC, including any future debt or equity financing.

(e)          Seller hereby represents and warrants to Project LLC that Seller owns or holds a valid license to any and all intellectual property relating to the Technology and has full authority to grant the license granted hereunder and that Project LLC’s use of the Technology and the license and/or any subsequent transfer thereof will not infringe on the rights of any third parties or give rise to any claims on the part of any third parties.

(f)          Seller agrees to indemnify and hold harmless Project LLC from any claims, damages, losses, liabilities and/or costs (including for the avoidance of doubt, reasonable counsel fees) (i) relating to or arising out of Project LLC’s use of the HSAD Units, the Technology or the license granted hereunder or (ii) against or in respect of Project LLC arising out of Seller’s conduct that occurred on or prior to January 7, 2015. To the extent Seller lacks the funds to fulfill its indemnity obligations hereunder, Seller pledges its rights, title and interest in, to and under the Technology to Project LLC for Project LLC’s full and unfettered use until such time as Project LLC has been made whole and recouped any losses, costs or other out-of-pocket amounts.

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Section 6.08          Further Assurances.

Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VII
Conditions to Obligation to Close

Section 7.01         Conditions to Obligation of Buyer.

Notwithstanding any other provision of this Agreement to the contrary, Buyer’s obligations to effect the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, and Buyer shall have no obligation to consummate the transactions contemplated hereunder unless all of the following conditions are satisfied (provided that any of the same may be waived in writing by Buyer):

(a)          The representations and warranties set forth in Article II and Article IV shall be true and correct in all respects at and as of the Effective Date and in all material respects as of the Closing Date, in the latter case as if such representations and warranties were made as of such time with the Closing Date being substituted for the Effective Date in Article II and Article IV (except, in each case, to the extent that such representations and warranties are made as of a specific date (other than the Effective Date), in which case such representations and warranties shall be true and correct in all respects as of such date);

(b)          Each of Seller and Blue Sphere shall have performed and complied in all material respects with all covenants and agreements that Seller or Blue Sphere is required to perform or with which Seller or Blue Sphere is required to comply prior to or at the Closing;

(c)          The Interests and the assets of Project LLC shall be free and clear of all Encumbrances except Encumbrances that are terminated simultaneously with the Closing;

(d)          No action, suit, or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement, (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (3) affect adversely the right of Buyer to own, operate, or control the Interests, Project LLC, its assets, including, without limitation, the Project (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

(e)          No material adverse change in the Project or with respect to Project LLC shall have occurred since the Effective Date; and

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(f)          Seller shall have received from Buyer a copy of relevant provisions of Section 3 of the Development Agreement (Representations and Warranties of Development), with an accompanying appendix of relevant defined terms, shall have reviewed the Disclosure Schedules delivered to Buyer by Blue Sphere in connection with the Development Agreement and shall have determined that, to Seller’s knowledge, the Disclosure Schedules do not contain any untrue statements of material facts or material errors or omit to state a material fact;

(g)          At the Closing, Seller shall deliver to Buyer the following:

(i)          A certificate signed by an officer of Seller to the effect that each of the conditions specified above in Section 7.01(a) through Section 7.01(f) as they relate to Seller is satisfied in all respects;

(ii)         The written resignation or resignations of Seller’s representatives, if any, serving as managers, officers or any other position with or on behalf of Project LLC, such resignations to be effective as of the date hereof;

(iii)        A certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (i) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder; and

(iv)         A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; and

(h)          At the Closing, Blue Sphere shall deliver to Buyer the following:

(i)          A certificate signed by an officer of Blue Sphere to the effect that each of the conditions specified above in Section 7.01(b) as they relate to Blue Sphere is satisfied in all respects

(i)          Buyer may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing.

Section 7.02         Condition to Obligation of Seller.

Seller’s obligations hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, and Seller shall have no obligation to consummate the transactions contemplated hereunder unless all of the following conditions are satisfied (provided that any of the same may be waived in writing by Seller):

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(a)          The representations and warranties set forth in Article III and Article IV shall be true and correct in all material respects at and as of the Effective Date and in all material respects as of the Closing Date, in the latter case as if such representations and warranties were made as of such time with the Closing Date being substituted for the Effective Date in Article III and Article IV (except, in each case, to the extent that such representations and warranties are made as of a specific date (other than the Effective Date), in which case such representations and warranties shall be true and correct in all respects as of such date);

(b)          Each of Buyer and Blue Sphere shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing; and

(c)          No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement or (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

(d)          At the Closing, Buyer shall deliver to Seller the following:

(i)          A certificate signed by Buyer to the effect that each of the conditions specified above in Section 7.02(a) through Section 7.02(c) as they relate to Buyer is satisfied in all respects; and

(ii)         The Closing Purchase Price.

(e)          At the Closing, Blue Sphere shall deliver to Seller a certificate signed by Blue Sphere to the effect that each of the conditions specified above in Section 7.02(b) as they relate to Blue Sphere is satisfied in all respects.

Section 7.03         Condition to Obligations of All Parties.

The parties’ obligations hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)          Each of Blue Sphere, York and Buyer shall have executed and delivered to the other:

(i)          the amended and restated limited liability company agreement of Buyer together with all exhibits thereto in form satisfactory to Buyer dated the Closing Date; and

(ii)         the Development Agreement, together with all exhibits and schedules thereto and closing deliverables thereunder, in form satisfactory to Buyer; and

(iii)        the transactions contemplated under such agreements and documents shall have been consummated.

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Article VIII
Termination

Section 8.01         Termination of Agreement.

This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)          by mutual written consent of Seller, Buyer and Blue Sphere;

(b)          by Buyer by giving written notice to Seller at any time prior to the Closing in the event Seller is in breach, and by Seller by giving written notice to Buyer at any time prior to the Closing in the event Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect; provided that, prior to any termination of this Agreement under this Section 8.01(b), the breaching party shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice from the non-breaching party to the breaching party of such breach (it being understood that the non-breaching party may not terminate this Agreement pursuant to this Section 8.01(b) if such breach by the breaching party is cured during such thirty (30) day period;

(c)          by Buyer by giving written notice to Seller if the terms of the Prior Purchase Agreement are amended without Buyer’s prior written consent;

(d)          by Buyer by giving written notice to Seller if the Interests revert to Seller on any terms other than the terms set forth in this Agreement or as otherwise agreed to in writing by Buyer prior to such reversion;

(e)          by either Seller or Buyer, by written notice to the other parties, if the Closing has not been consummated on or before March 27, 2015, provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to a party if the failure of that party to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or before such date.

Article IX
Miscellaneous

Section 9.01         Expenses.

Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02         Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

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If to Seller:	Orbit Energy, Inc. 900 Ridgefield Dr., Suite 145 Raleigh, NC 27609 Telephone: 919-882-3901 Fax: 919-954-0379 Email: ashareef@orbitenergyinc.com Attention: Chief Executive Officer

If to Buyer or Project LLC:	c/o York Capital Management 767 Fifth Avenue, 17th Floor, New York, New York 10153 Telephone 212-710-6567 Fax 646-514-9321 Attention: Investment Counsel Email: mmauro@yorkcapital.com

If to Blue Sphere:

Blue Sphere Corporation
301 McCullough Drive, 4th Floor
Charlotte, NC 28262
Attn: Shlomi Palas

with copies to:

Orit Marom-Albeck, Adv.
4 Berkowitz St. Level 8 (Museum Tower)
Tel-Aviv , Israel, 6423806
Telephone: +972-3-7778333
Fax: +972-3-7778444
e-mail: oritma@shibolet.com

Section 9.03         Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 9.04         Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05         Entire Agreement.

This Agreement, together with the Rhode Island Energy Partners, LLC Agreement and the Development Agreement and the exhibits and schedules thereto, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. For the avoidance of doubt, Seller is not a party to the Rhode Island Energy Partners, LLC Agreement or the Development Agreement.

Section 9.06         Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07         Third Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that York shall be a third party beneficiary of this Agreement.

Section 9.08         Amendment and Modification.

This Agreement may only be amended, modified or supplemented only by an agreement in writing signed by each party hereto.

Section 9.09         Waiver.

No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 9.10         Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 9.11         Public Statements.

Section 9.12        All public statements issued by Buyer, if any, shall identify the Seller as a co-developer of the Project. Arbitration.

Any controversy or claim by or between the parties related in any way to this Agreement shall be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules; provided that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement shall be conducted in Charlotte, North Carolina by a single arbitrator appointed by agreement of the parties within thirty (30) days of receipt by respondent of the demand for arbitration, or in default thereof by the AAA. Each of Buyer, Project LLC, Seller and Blue Sphere, agree to be bound by this arbitration clause provided that they have either (i) signed this contract or a contract that incorporates this contract by reference or (ii) signed any other agreement to be bound by this arbitration clause. Each such party agrees that it may be joined as an additional party to an arbitration involving other parties under any such agreement. The arbitrator(s) in the first-filed of such proceeding shall be the arbitrator(s) for the consolidated proceeding. The arbitrator, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based, and the arbitrator shall be required to follow the law of the state designated by the parties herein. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. In any arbitration proceedings under this Agreement, each party shall pay all of its, his or her own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation shall be paid pursuant to the AAA Commercial Arbitration Rules, unless otherwise provided by law for a prevailing party. The parties agree that, notwithstanding the foregoing, prior to the appointment of the arbitrator, nothing herein shall prevent any party from seeking preliminary or temporary injunctive relief against any other party in the federal or state courts of North Carolina. For the avoidance of doubt, any actions for permanent relief or monetary damages shall be settled by arbitration.

Section 9.13         Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

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Section 9.14         Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Left Blank Intentionally; Signature Pages Follow Immediately]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Orbit Energy, Inc.

By
Name:
Title:

Rhode Island Energy Partners, LLC

By
Name:
Title:

Orbit Energy Rhode Island, LLC

By
Name:
Title:

Blue Sphere Corporation

By
Name:
Title:

Exhibit A – Prior Purchase Agreement